PAYMENT AGREEMENT


This Agreement is made this 1st day of August, 1998, by and between Clariti Telecommunications International, Ltd., a Delaware corporation ("Clariti") and Joseph D. Tarsia, an individual residing in the state of New Jersey ("Tarsia").

BACKGROUND

A. Tarsia and Clariti are parties to a separation agreement dated April 27, 1995 ("Separation Agreement").
B. Pursuant to the Separation Agreement, Tarsia is entitled to payments outlined in paragraph 3 of the Separation Agreement.
C. Clariti has failed to pay and/or provide to Tarsia certain of the payments that he is entitled to under the Separation Agreement, which the parties estimate to be approximately forty three thousand dollars ($43,000.00) ("Separation Agreement Obligation").
D. Tarsia has received final payment of the Patten Obligation as that term is defined in the Separation Agreement.
E. Tarsia has agreed to forbearance of any further collection activities related to the Separation Agreement Obligation and to extend the term of repayment of the Separation Agreement Obligation by one year.
F. The parties wish to take certain actions regarding the aforementioned matters, including without limitation, the Separation Agreement, as provided for under the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants herein contained the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. OBLIGATIONS DUE TARSIA

1.1 Subject to Section 1.2, Tarsia, on behalf of himself, heirs and personal representatives, does hereby remise, release and forever discharge Clariti, its affiliates, directors, officers, employees, successors and assigns from any and all obligations, liabilities, claims and debts, whether or not asserted, with respect to or arising under the Separation Agreement including, but not limited to, any and all unpaid obligations due Tarsia under the Separation Agreement, which the parties estimate to be approximately $43,000.

1.2 In consideration of Tarsia releasing Clariti from past due obligations under the Separation Agreement, as provided for in Section 1.1 above, Clariti shall make the following payments to Tarsia:

    (a) issue 6,600 shares of Clariti common stock, which shall carry a restrictive legend pursuant to Rule 144 of the Securities Act of 1933. Tarsia hereby acknowledges that the securities carry risk and hereby accepts all risk related thereto. Clariti makes no representations as to the value of same.
    (b) issue a promissory note in amount of $43,000 payable to Tarsia in the form of and carrying such terms and conditions as EXHIBIT A attached hereto.

2. Miscellaneous

   2.1 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
   2.2 No Assignment. This Agreement shall not be assignable by either party without the prior written approval of the other party and shall be binding upon and inured to the benefit of the parties hereto and their respective heirs, executors, administrators and personal representatives.
   2.3 Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and taken together shall constitute one in the same instrument.
   2.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter herein and supersedes all prior, contemporaneous agreements, understanding, representations and warranties, whether oral or written. This Agreement may not be amended, modified or altered or any of its provisions waived except for in writing and signed by all parties hereto.



	CLARITI TELECOMMUNICATIONS INTERNATIONAL, LTD.


	By: s/Peter S. Pelullo
       -----------------------
	      Peter S. Pelullo, CEO


     s/Joseph D. Tarsia
       -----------------------
	      Joseph D. Tarsia

                                 EXHIBIT A

                              Promissory Note

$ 43,000.00	                                              Date: August 1, 1998


     FOR VALUE RECEIVED and intending to be legally bound, Clariti Telecommunications International, Ltd. ("Maker"), promises to pay to the order of Joseph D. Tarsia ("Payee"), at 117 Mews, Haddonfield, NJ 08033, in lawful money of the United States of America, the sum of Forty Three Thousand Dollars ($43,000.00), together with interest at the rate of eight percent (8%) per annum payable weekly per attached Schedule A.

     Any Amount Paid hereunder shall be applied against interest and principal pursuant to Schedule A attached hereto.

     Maker may prepay all or any portion of the unpaid principal balance of this Note, without penalty or premium.

     The term "Indebtedness" as used herein shall mean the indebtedness evidenced by this note, including all reasonable costs and expenses incurred by Payee (including reasonable attorney's fees) in the collection of all amounts due from Maker to Payee under this note.

     The Indebtedness shall immediately become due and payable without notice
or demand, upon:   (1) Clariti's failure to make timely payments as put forth in Schedule A (failure is defined as missing any three (3) payments); (2) the voluntary appointment of receiver, custodian, or liquidator for MAKER or for
any MAKER'S property;   (3) the filing by MAKER of any proceeding under any
state or federal insolvency, bankruptcy, or other law for the relief of
debtors;   (4) the continuation for 60 days without dismissal of any
involuntary appointment of a receiver, custodian, or liquidator for MAKER or any MAKER'S property or of an involuntary proceeding against MAKER under any federal or state insolvency, bankruptcy, or other law for the relief of debtors.

     Should any default be made in the payment of any sum due hereunder on the date on which it is due, the Payee may recover all costs of collection and attempts to collect (whether or not suit is brought) and all costs of suit and other expenses in connection therewith, together with interest on any judgement obtained by Payee at the rate set forth above, including interest at such rate from and after the date of any execution or judicial sale until actual payment is made to Payee of the full amount due Payee.

     None of the rights, remedies, privileges, or powers of PAYEE, or any other holder hereof, under this Note are exclusive, but each of them shall be cumulative with and in addition to every other right, remedy, privilege, and power now or hereafter existing in favor of PAYEE or such holder, whether at law, in equity, or by statute, or otherwise.

     Any notice or writing required or permitted to be given hereunder shall be sufficient if sent by certified mail, return receipt requested, to MAKER.

     Pennsylvania law shall govern the validity, construction, interpretation, and effect of this Note.

	MAKER

	Clariti Telecommunications International, Ltd


	By: s/Peter S. Pelullo
       ------------------------
 	     Peter S. Pelullo
       Chairman & CEO